Exhibit 17.2

James L. Waters
1153 Grove Street
Framingham, MA 01701

November 11, 2004

Mr. James G. Martin
Chairman
aaiPharma, Inc.
2320 Scientific Park Drive
Wilmington, NC 28405

Dear Jim:

I have reviewed AAI’s planned 8-K submission dated November 11, 2004.

I believe the 8-K is accurate.

Sincerely,

/s/ James L. Waters

James L. Waters